UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

UNDER ARMOUR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2020

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Wednesday, May 27, 2020 at 10:00 a.m., Eastern Time, at the company’s global headquarters, located at 1020 Hull Street, Baltimore, Maryland 21230* to consider and vote on the following matters:

1.	To elect nine directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;
2.	To approve, on an advisory basis, our executive compensation;
3.

To approve an amendment to our Charter that would permit our Board of Directors to provide stockholders with the right to amend our Bylaws to the extent permitted in the Bylaws (the “Charter Amendment”); and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the nine nominees to the Board of Directors listed in the accompanying proxy statement, “FOR” the approval of our executive compensation, “FOR” the approval of our amendment to our Charter that would permit our Board of Directors to provide stockholders with the right to amend our Bylaws to the extent permitted in the Bylaws and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only holders of record of Class A Common Stock or Class B Common Stock as of the close of business on March 6, 2020 are entitled to notice of, or to vote at, the Annual Meeting and any adjournment or postponement thereof. Holders of Class C Common Stock have no voting power as to any items of business that may properly be brought before the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of the March 6, 2020 record date, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

John Stanton
General Counsel and Secretary

Baltimore, Maryland

April __ , 2020

* Due to the emerging public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the company and available at https://about.underarmour.com/investor-relations/news-events-presentations.

General Information	1
Security Ownership of Management and Certain Beneficial Owners of Shares	5
PROPOSAL 1 - ELECTION OF DIRECTORS	8
Corporate Governance and Related Matters	13
Board of Directors and Board Leadership Structure	13
Communication with Directors	13
Stockholder Meeting Attendance	13
Availability of Corporate Governance Information	13
Role of Board in Risk Oversight	13
Stock Ownership Guidelines	14
Independence of Directors	14
Board Meetings and Committees	14
Identifying and Evaluating Director Candidates	16
Indemnification of Directors in Derivative Actions	17
Compensation of Directors	17
Executive Compensation - Compensation Discussion and Analysis	20
Executive Summary	20
Executive Compensation Features	22
Objectives and Elements of our Compensation Program	22
Compensation Decision-Making Process	23
Components of Our 2019 Compensation Program	24
Other Compensation Practices	28
Compensation Committee Report	29
Executive Compensation Tables	30
2019 Summary Compensation Table	30
CEO Actual Compensation Realized	31
Grants of Plan-Based Awards for 2019	32
Employment Agreement	32
Outstanding Equity Awards at 2019 Fiscal Year-End	33
Option Exercises and Stock Vested in 2019	34
Nonqualified Deferred Compensation for 2019	34
Retirement Plans	35
Potential Payments Upon Termination of Employment or Change in Control	35
CEO Pay Ratio	38
PROPOSAL 2 - ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION	40
Equity Compensation Plan Information	41
Transactions with Related Persons	42
PROPOSAL 3 - AMENDMENT TO CHARTER PERMITTING BOARD OF DIRECTORS TO PROVIDE STOCKHOLDERS WITH THE RIGHT TO AMEND THE BYLAWS TO THE EXTENT PERMITTED IN THE BYLAWS	44
Independent Auditors	45
Audit Committee Report	46
PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
Delinquent Section 16(a) Reports	48
Stockholder Proposals	49
Appendix A - Articles of Amendment	A-1
Appendix B - Reconciliation of Non-GAAP Financial Measures	B-1

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 27, 2020

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Wednesday, May 27, 2020, at 10:00 a.m., Eastern Time, at the company’s global headquarters, 1020 Hull Street, Baltimore, Maryland 21230. We expect to first send or give to stockholders this Proxy Statement, together with our 2019 Annual Report to Stockholders, on approximately April 15, 2020.

As a precautionary measure related to coronavirus disease 2019 (COVID-19), it is possible we may hold the annual meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the annual meeting will be set forth in a press release issued by the company and available at https://about.underarmour.com/investor-relations/news-events-presentations. We recommend that you monitor this website for updated information, including to confirm the status of the annual meeting before planning to attend in person.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230. In this Proxy Statement we refer to Under Armour, Inc. as Under Armour, we, us, our or the company.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our holders of Class A Common Stock and Class B Common Stock. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2019 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on May 27, 2020

Our Proxy Statement and 2019 Annual Report to Stockholders are available at

https://about.underarmour.com/investor-relations/news-events-presentations/#module-6

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on March 6, 2020, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 188,400,989 shares of Class A Stock and 34,450,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock entitles the holder to cast one vote on each matter to be considered at the Annual Meeting and each share of Class B Stock entitles the holder to cast ten votes on each matter to be considered at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors. Holders of our Class C Common Stock, which we refer to as Class C Stock, have no voting power as to any items of business that will be voted on at the Annual Meeting.

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What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Holders of Class A Stock and Class B Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The approval of the Charter Amendment requires the affirmative vote of the holders of not less than two-thirds of the voting power of the Class A Stock and Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting together as a single class.

Voting Process

Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the nine nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation, “FOR” the approval of our Charter Amendment, and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

Holders of our Class A Stock and Class B Stock as of the Record Date may vote their shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure

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your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

Holders of our Class A Stock, Class B Stock and Class C Stock may attend the Annual Meeting in person, although holders of Class C Stock will not be entitled to vote on any matter to be considered at the Annual Meeting. If you are the record holder of your shares, you will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at https://about.underarmour.com/investor-relations/news-events-presentations/#module-6.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory approval of our executive compensation and the Charter Amendment are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from the beneficial owner) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast on the matter. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting (other than the Charter Amendment) because they will not be counted as votes cast.  Because approval of the Charter Amendment requires the affirmative vote of the shares of Class A Stock and Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting together as a single class, abstentions and broker non-votes will have the effect of a vote against the proposal.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has

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multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

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 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of shares of our common stock by:

•	each current director and nominee for director;
•	our named executive officers included in the 2019 Summary Compensation Table;
•	all of our directors and executive officers as a group; and
•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of Class A Stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of March 6, 2020, the Record Date for the Annual Meeting of Stockholders. No shares in this table held by our directors or executive officers are pledged as security. The table below does not include restricted stock unit, or RSU, awards with shares issuable more than 60 days from March 6, 2020, stock options exercisable more than 60 days from March 6, 2020, or any RSUs or stock options with performance based vesting conditions that have not yet been satisfied. With respect to our 5% stockholders, the table below does not present their ownership of our Class C Stock due to its non-voting status.

	Class A and Class B Stock		Class C Stock
Beneficial Owner	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding(2)	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding	Percentage of Voting Power(3)
Kevin A. Plank (4)(5)	34,742,229	15.6%	34,461,506	14.9%	64.7%
Patrik Frisk (6)	14,000	*	235,450	*	*
George W. Bodenheimer (7)	3,000	*	3,021	*	*
Douglas E. Coltharp (7)(8)	98,914	*	99,279	*	*
Jerri L. DeVard (7)	1,200	*	0	*	*
Mohamed A. El-Erian (7)	11,650	*	3,675	*	*
Karen W. Katz (7)(9)	2,000	*	2,014	*	*
A.B. Krongard (7)	66,972	*	67,012	*	*
Eric T. Olson (7)	0	*	0	*	*
Harvey L. Sanders (7)	184,480	*	185,640	*	*
David Bergman (10)	26,835	*	103,184	*	*
Colin Browne (11)	0	*	115,105	*	*
Tchernavia Rocker (12)	0	*	10,050	*	*
All Executive Officers and Directors as a Group (7)(13)	35,258,130	15.8%	34,959,786	15.5%	64.8%
5% Stockholders
Adage Capital Partners, L.P. (14)	10,765,400	4.8%			2.0%
BlackRock, Inc. (15)	12,563,020	5.6%			2.4%
Lone Pine Capital LLC (16)	12,734,634	5.7%			2.4%
The Vanguard Group (17)	21,416,008	9.6%			4.0%
Wellington Management Group LLP (18)	15,163,001	6.8%			2.8%

*	Less than 1% of the shares.
(1)	Includes any stock options exercisable within 60 days of March 6, 2020 or shares issuable within 60 days of March 6, 2020 upon the vesting of RSUs.
(2)

The percentage of outstanding figure takes into account the 34,450,000 shares of outstanding Class B Stock held, directly or indirectly, by Mr. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the

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percentage of outstanding Class A Stock owned is as follows: Mr. Plank, less than one percent, all executive officers and directors as a group, less than one percent, Adage Capital Partners, L.P. 5.7%,BlackRock, Inc., 6.7%, Lone Pine Capital LLC, 6.8%, The Vanguard Group, 11.4% and Wellington Management Group LLP 8.1%.

(3)

Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting power reflects the combined effects of both Class A Stock and Class B Stock. Our Class C Stock is non-voting.

(4)

Includes 16,991 shares of Class A Stock directly owned by Mr. Plank, 164,617 shares beneficially owned, and 110,621 stock options for Class A Stock that are currently exercisable. In addition, Mr. Plank beneficially owns 34,450,000 shares of Class B Stock indirectly and has sole voting and investment power over 32,646,600 of these shares. With respect to the remaining 1,803,400 of these shares of Class B Stock, the shares are held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel, a former director of the Company, as the manager of these two limited liability companies. The manager has voting control over the shares held by these companies and shares investment control with Mr. Plank. Because the 34,450,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 34,450,000 shares of Class A Stock into which the Class B Stock may be converted.

(5)

Includes 16,738 shares of Class C Stock directly owned by Mr. Plank, as well as 641,911 stock options for Class C Stock that are currently exercisable. In addition, Mr. Plank beneficially owns an additional 33,802,857 shares of Class C Stock, and shares investment power, as detailed in Note (4) above, with Mr. Sippel over 1,765,845 of these shares.

(6)	Includes 14,000 shares of Class A Stock and 14,000 shares of Class C held in Trust by Mr. Frisk. Does not include RSUs for 752,119 shares of Class C Stock.
(7)

Does not include deferred stock units, or DSUs, for shares of either Class A Stock or Class C Stock, or RSUs for shares of Class C Stock held by non-management directors. The RSUs will be converted into DSUs for Class C Stock on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock or Class C Stock, as applicable, on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	Class A DSUs	Class C DSUs	Class C RSUs
George W. Bodenheimer	5,390	40,437	7,649
Douglas E. Coltharp	54,820	92,171	7,649
Jerri L. DeVard	0	32,933	9,519
Mohamed A. El-Erian	0	11,248	11,096
Karen W. Katz	5,121	40,166	7,649
A.B. Krongard	66,157	112,202	7,649
Eric T. Olson	13,758	48,864	7,649
Harvey L. Sanders	61,426	99,545	7,649

(8)

Includes 22,914 shares of Class A Stock owned by Mr. Coltharp individually, 75,000 shares owned by his wife and 1,000 shares held by two Uniform Transfer to Minors Act accounts and 22,741 shares of Class C Stock owned by Mr. Coltharp individually, 75,532 shares owned by his wife and 1,006 shares held by two Uniform Transfer to Minors Act accounts.

(9)	Shares of Class A Stock and Class C Stock are held in trust.
(10)	Does not include RSUs for 143,258 shares of Class C Stock.
(11)	Does not include RSUs for 187,664 shares of Class C Stock.
(12)	Does not include RSUs for 71,932 shares of Class C Stock.
(13)	Includes shares shown as beneficially owned by the directors and executive officers as a group (18 persons). Does not include RSUs for 1,919,610 shares of Class C Stock.
(14)

According to their report on Schedule 13G, as of December 31, 2019, Adage Capital Partners, L.P. and certain affiliates of Adage Capital Partners, L.P., were deemed to beneficially own in the aggregate 10,765,400 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had shared power to vote and dispose of all of these shares. The principal business address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(15)

According to their report on Schedule 13G, as of December 31, 2019, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 12,563,020 shares of our Class A Stock.

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According to the Schedule 13G, the reporting persons had sole power to vote 11,025,131 shares and no power to vote 1,537,889 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(16)

According to their report on Schedule 13G, as of January 13, 2020, Lone Pine Capital LLC and certain affiliates of Lone Pine Capital LLC, were deemed to beneficially own in the aggregate 12,734,634 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had shared power to vote and dispose of all of these shares. The principal business address of Lone Pine Capital LLC is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(17)

According to their report on Schedule 13G, as of December 31, 2019, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 21,416,008 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 318,018 shares, shared power to vote 44,696 and no power to vote 21,097,990 shares and sole power to dispose of 21,078,626 shares and shared power to dispose of 337,382 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(18)

According to their report on Schedule 13G, as of February 28, 2020, Wellington Management Group LLP and certain affiliates of Wellington Management Group LLP, were deemed to beneficially own in the aggregate 15,163,001 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had shared power to vote 13,379,083 shares and no power to vote 1,783,918 shares, and shared power to dispose of all of these shares. The principal business address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

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ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees for Election at the Annual Meeting

There are nine nominees for election to the Board of Directors at the Annual Meeting. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Nine directors will be elected at the 2020 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Director since our founding Age: 47 Founder, Executive

Kevin A. Plank

Executive Chairman and Brand Chief of Under Armour, Inc.

Mr. Plank became Under Armour’s Executive Chairman and Brand Chief in January 2020, after serving as Chief Executive Officer and Chairman of the Board of Directors from 1996 to 2019, and President from 1996 to July 2008 and August 2010 to July 2017. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc., and is a member of the Board of Trustees of the University of Maryland College Park Foundation.

As our founder, Brand Chief and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board given his experience, knowledge of our industry and business and strategic vision and insight.

Director since August 2014 Age: 61 Independent

George W. Bodenheimer

Former President of ESPN, Inc. and ABC Sports

Mr. Bodenheimer served as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company from January 2012 to June 2014, and served as Acting Chairman of ESPN from December 2017 to March 2018. Prior thereto, he served as Co-Chairman of Disney Media Networks from April 2004 to January 2012, President of ABC Sports from March 2003 to January 2012 and President of ESPN from November 1998 to January 2012. With ESPN since 1981, Mr. Bodenheimer served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves on the Board of Directors of Sirius XM Holdings, Inc. and is a member of its compensation and nominating and corporate governance committees.

Mr. Bodenheimer’s qualifications to serve on our Board include his past leadership experience in building and leading a global sports media brand during his time at ESPN.

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Director since December 2004 Age: 58 Independent

Douglas E. Coltharp

Executive Vice President and Chief Financial Officer, Encompass Health Corporation

Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of Encompass Health Corporation (formerly HealthSouth Corporation). Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from November 1996 to May 2007.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, Encompass Health Corporation.

Director since May 2017 Age: 61 Independent

Jerri L. DeVard

Former Executive Vice President, Chief Customer Officer of Office Depot, Inc.

Ms. DeVard served as Executive Vice President, Chief Customer Officer of Office Depot, Inc. from January 2018 to March 2020, leading their eCommerce and Customer Service functions as well as Marketing and Communications and as Executive Vice President and Chief Marketing Officer from September 2017 to December 2017. Prior thereto, Ms. DeVard served as Senior Vice President and Chief Marketing Officer of The ADT Corporation, a leading provider of home and business security services, from March 2014 through May 2016. From July 2012 to March 2014, she was Principal of DeVard Marketing Group, a firm specializing in advertising, branding, communications and traditional/digital/multicultural marketing strategies, and prior thereto served as Executive Vice President of Marketing for Nokia. Ms. DeVard served in a number of senior marketing roles throughout her career, including as Senior Vice President of Marketing and Senior Vice President, Marketing Communications and Brand Management of Verizon Communications, Inc., Chief Marketing Officer of the e-Consumer business at Citibank N.A. and other senior marketing positions at Revlon Inc., Harrah’s Entertainment, the NFL’s Minnesota Vikings and the Pillsbury Company. Ms. DeVard currently serves on the Board of Directors of Cars.com and is a member of its compensation and nominating and governance committees.

Ms. DeVard’s qualifications to serve on our Board include her broad-based and significant marketing experience and leadership with a number of large global brands.

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Director since October 2018 Age: 61 Independent

Mohamed A. El-Erian

Former Chief Executive Officer and Co-Chief Investment Officer of PIMCO

Dr. El-Erian served as CEO and Co-Chief Investment Officer of PIMCO, one of the world’s premier investment management firms, from December 2007 to March 2014. He currently serves as Chief Economic Advisor of Allianz, the corporate parent of PIMCO, a role he has held since March 2014 and is President-Elect of Queens’ College Cambridge, taking office in October 2020.Dr. El-Erian joined PIMCO in 1999 as a senior member of the portfolio management and investment strategy group. In February 2006, he became president and CEO of Harvard Management Company, the entity responsible for managing the university’s endowment, before returning to PIMCO in 2007 to serve as co-CEO and co-CIO. From December 2012 to January 2017, he was chair of the U.S. President’s Global Economic Development Council. Previously, he was a managing director at Salomon Smith Barney/Citigroup in London and worked at the International Monetary Fund for 15 years, rising to the position of Deputy Director. He is a board member of the National Bureau of Economic Research serving on its Executive Committee, and chairs the Microsoft Investment Advisory Committee. Dr. El-Erian also serves as non-executive director of Barclays plc and is also a columnist for Bloomberg and a contributing editor at the Financial Times.

Dr. El-Erian’s qualifications to serve on our Board include his significant international, macroeconomic and financial expertise and leadership experience gained through his past roles, including as CEO and Co-Chief Investment Officer of PIMCO.

Director since January 2020 Age: 57 Executive

Patrik Frisk

Chief Executive Officer and President of Under Armour, Inc.

Mr. Frisk was appointed Chief Executive Officer and President of Under Armour and a member of its Board of Directors in January 2020, after serving as President and Chief Operating Officer since July 2017 when he joined the company. Mr. Frisk has more than 30 years of experience in the apparel, footwear and retail industry. Prior to Under Armour, he was Chief Executive Officer of The ALDO Group, a global footwear and accessories company. Previous to that, he spent more than a decade with VF Corporation where he held numerous leadership positions including Coalition President of Outdoor Americas (The North Face® and Timberland®), President of the Timberland® brand, President of Outdoor & Action Sports (EMEA), and Vice President and General Manager of The North Face®. Before joining VF Corporation, Mr. Frisk ran his own retail business in Scandinavia and held senior positions with Peak Performance and W.L. Gore & Associates.

Mr. Frisk’s qualifications to serve on our Board include his extensive leadership experience in the apparel, footwear and retail industry and being our current CEO.

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Director since October 2014 Age: 63 Independent

Karen W. Katz

Former President and Chief Executive Officer, Neiman Marcus Group LTD LLC

Ms. Katz served as President and CEO of Neiman Marcus Group LTD LLC, one of the world’s leading luxury and fashion retailers, from 2010 to February 2018. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores. Ms. Katz serves on the Board of Directors of Humana Inc. and is a member of its Audit Committee and on the Board of Directors of Casper Sleep and is a member of its Compensation Committee and Chair of its Nominating and Governance Committee. Ms. Katz also serves on the Board of Directors of private consumer companies including B8TA and Skylar.

Ms. Katz qualifications to serve on our Board include her leadership experience in the consumer retail sector with Neiman Marcus Group, including as President and Chief Executive Officer.

Director since July 2012 Age: 68 Independent

Eric T. Olson

Admiral U.S. Navy (Retired) and former Commander, U.S. Special Operations Command

Admiral Olson retired from the United States Navy in 2011 as an Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium Communications, Inc. and is a member of its nominating and corporate governance committee and also serves as Chairman of the non-profit Special Operations Warrior Foundation.

Admiral Olson’s qualifications to serve on our Board include his past leadership experience as Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.

Director since November 2004 Age: 70 Independent

Harvey L. Sanders

Former Chief Executive Officer and Chairman, Nautica Enterprises, Inc.

Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the enCourageKids Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

The election of each director requires a plurality of the votes cast at the Annual Meeting.

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The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

A.B. Krongard, who has served as lead director of our company since 2006, is not standing for reelection at the Annual Meeting.  The Board thanks Mr. Krongard for his many years of leadership and service to our company.

Director since July 2005 Age: 83 Independent Lead Director

A.B. Krongard

Former Chief Executive Officer and Chairman, Alex.Brown, Incorporated

Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 1998 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation committee and Chairman of its nominating and corporate governance committee, on the Board of Directors of Apollo Global Management and is a member of its audit committee and on the Board of Directors of Icahn Enterprises G.P. Inc. and is a member of its audit committee.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors currently has ten directors, eight of which (80%) are independent non-management directors.

Effective January 1, 2020, the roles of chairman and chief executive officer have been separated.  Kevin Plank serves as Executive Chairman and Brand Chief, and Patrik Frisk serves as our Chief Executive Officer and President and a member of the Board.  Prior to that time, the roles of Chairman and Chief Executive Officer were combined and held by Mr. Plank.  We believe that separating the roles of Chairman and Chief Executive Officer is appropriate given the strategic and operational priorities of the company.  This allows the Chief Executive Officer to focus on the business, operations and strategy of our company, while continuing to leverage the Chairman’s experience, perspective and vision.

To further strengthen our corporate governance structure and provide independent oversight of our company, on an annual basis the Board has appointed an independent director to serve as lead director. The lead independent director acts as a liaison between the non-management directors of the Board and Mr. Plank, Mr. Frisk and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank and Mr. Frisk present and performs other functions as requested by the non-management directors.  Mr. Krongard (who is not standing for reelection) has served as lead independent director since 2006. The Board expects to appoint a new lead independent director after Mr. Krongard’s term as a Board member has ended.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at https://about.underarmour.com/investor-relations/governance, under “Investors-Corporate Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All of our directors attended our 2019 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at https://about.underarmour.com/investor-relations/governance, under “Investors-Corporate Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for overseeing our management team’s overall approach to risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function, and receives regular reports regarding our cybersecurity risks. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices, including the review of our annual compensation risk assessment. Our Finance and Capital Planning Committee oversees certain financial matters and risks relating to our capital structure and liquidity, hedging and foreign currency transactions, acquisitions and divestitures and capital projects.  Our full Board regularly reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives, and receives regular reports from our Chief Executive Officer, Chief Financial Officer, General Counsel and other key executive officers regarding

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various enterprise risk matters. In accordance with our corporate governance guidelines, our non-management directors also meet periodically in executive session with our Chief Executive Officer to review succession planning for our Chief Executive Officer and other senior executive positions.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines currently provide that executive officers should own company stock with a value at least equal to six times annual base salary for the Chief Executive Officer, three times annual base salary for Executive Vice Presidents and one times annual base salary for all other executive officers, in each case based on the average closing price of our stock for the prior calendar year. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years of their hire or promotion to executive officer and non-management directors within three years of joining our Board. The company’s stock ownership guidelines can be found on our website at https://about.underarmour.com/investor-relations/governance, under “Investors-Corporate Governance.”

All executive officers and non-management directors are in compliance with the guidelines as of the last measuring date, with the exception of persons new to their roles within the last few years. We anticipate our remaining executive officers and non-management directors will be in compliance with the guidelines within the required time frame.

Independence of Directors

The Board has determined that the following seven directors standing for election at our 2020 Annual Stockholders Meeting are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: George W. Bodenheimer, Douglas E. Coltharp, Jerri L. DeVard, Mohamed A. El-Erian, Karen W. Katz, Eric T. Olson and Harvey L. Sanders. Mr. Plank and Mr. Frisk are not independent because they are our Executive Chairman and Brand Chief and Chief Executive Officer, respectively.

Our charter includes additional factors for the Board to consider when determining whether a director will be “independent” under the NYSE standards. Specifically, the Board must consider whether any of the independent directors have any material financial or service relationship with Mr. Plank or any of his family members. The Board has considered these factors and determined that none of the independent directors have any such relationships. A copy of our charter that includes these requirements is available through our website at https://about.underarmour.com/investor-relations/governance, under “Investors-Corporate Governance”.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2019, there were ten meetings of the Board. In 2019, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has the following four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Finance and Capital Planning Committee. The table below provides current membership and meeting information for 2019 for each of these committees.

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Name	Audit Committee	Compensation Committee	Corporate Governance Committee	Finance and Capital Planning Committee
George W. Bodenheimer (1)		X
Douglas E. Coltharp	X			Chair
Jerri L. DeVard		X
Mohamed A. El-Erian	X			X
Karen W. Katz			X	X
A.B. Krongard (2)	Chair
Eric T. Olson			Chair
Harvey L. Sanders		Chair
Total Meetings in 2019	8	6	4	4

(1)

Mr. Bodenheimer became a member of the Corporate Governance Committee on December 31, 2019, upon the resignation of William R. McDermott from our Board, who served as a member of that committee throughout 2019.

(2)	Mr. Krongard is not standing for reelection at the Annual Meeting.

The functions performed by these standing committees are summarized below and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at https://about.underarmour.com/investor-relations/governance, under “Investors-Corporate Governance.” The Board has determined that each member of the Audit, Compensation and Governance Committees is independent as required under NYSE listing standards and our charter. Each member of our Finance and Capital Planning Committee is also independent.

Audit Committee

Mr. Krongard currently serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and the chief audit executive, who report directly to the committee. The Audit Committee Report for 2019 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent, financially literate and qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders currently serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In 2019, the committee engaged the services of an independent compensation consultant, Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. This independent consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the independent consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent

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information. The committee obtained from the independent consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and WTW’s published industry survey data. The committee generally has not relied on the independent consultant to determine or recommend the amount or form of executive compensation.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2019 is included under the “Compensation Committee Report” section of this Proxy Statement.

In early 2020, the Compensation Committee reviewed, with the assistance of management, the risks of our compensation policies and practices. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. Olson currently serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters.

Finance and Capital Planning Committee

Mr. Coltharp currently serves as the chairman of the Finance and Capital Planning Committee. This committee assists our Board in overseeing the financial and capital investment policies, planning and activities of the company, including matters relating to our capital structure and liquidity, hedging and foreign currency transactions, acquisitions and divestitures and capital projects.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE. The committee considers each candidate’s skills, knowledge and experience relative to what skills and experiences can best contribute to the effective operation of the Board, particularly in light of the evolving needs and long-term strategy of our company. We believe each Board member contributes a wide range of skills, knowledge and experience as illustrated in their individual biographies. For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement.

The Board has not established term limits for directors because of the concern that term limits may deprive the company and its stockholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. The tenure of our directors ranges from two to fifteen years. We have added four new independent directors since mid-2014. We believe the tenure of our Board members provides an appropriate balance of expertise, experience, continuity and perspective that serves the best interests of our stockholders. The average tenure of the non-management members of our Board is 8.1 years. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75.

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The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. However, the committee and the Board believe that considering gender and ethnic diversity is consistent with the goal of creating a Board that best serves the needs of our company and the interests of our stockholders, and they are important factors considered when identifying individuals for Board membership. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of our business, and we hope to continue to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee periodically considers criteria for identifying possible new director candidates as needed, in consultation with the CEO and Chairman of the Board and other members of the Board and management, and works with management and other members of the Board in recruiting new candidates. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time the committee uses the services of a third-party search firm to assist it in identifying and screening candidates.

In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our Bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Indemnification of Directors in Derivative Actions

Under the Maryland General Corporation Law (the “MGCL”), we are required to report to stockholders in this Proxy Statement certain information regarding the indemnification or advancement of expenses to members of our Board. As disclosed in our 2019 10-K, certain of our directors and officers have been named as defendants in certain derivative actions brought against the company (the “derivative actions”). Under our Bylaws and the MGCL, our directors and officers may be entitled to indemnification and advancement of legal expenses in certain circumstances in connection with these derivative actions. As the legal representation of our directors other than Mr. Plank and Mr. Frisk is currently combined with the legal representation of our company, we have not advanced or reimbursed expenses of any of our individual directors other than Mr. Plank to date. During 2019, we advanced approximately $84,000 of legal expenses for Mr. Plank.  Mr. Frisk joined our Board on January 1, 2020, and we may advance legal expenses for him during 2020.

Compensation of Directors

Retainers

The compensation arrangement for non-management directors during 2019 was as follows:

Annual Retainer for each Director	$75,000
Annual Retainer for Committee Chairs
Audit Committee	$20,000
Compensation Committee	$17,500
Corporate Governance Committee	$15,000
Finance Committee	$15,000
Annual Retainer for Committee Members	$10,000
Annual Retainer for Lead Director	$75,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Beginning with the second quarter of 2016, we began issuing deferred stock units for shares of our Class C Stock rather than our Class A Stock. Deferred stock units will be settled in shares of our Class A Stock or Class C Stock (as applicable) on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. During 2019, we did not pay separate fees for attendance at any Board or standing committee meetings.

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Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units for shares of Class C Stock valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and
•

An annual award of restricted stock units for shares of Class C Stock valued (on the grant date) at $150,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest in full upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board for any other reason prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table below sets forth information concerning the compensation of our non-management directors for 2019.

Director Compensation for 2019

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
George W. Bodenheimer	85,000	150,000	235,000
Douglas E. Coltharp	100,000	150,000	250,000
Jerri L. DeVard	85,000	150,000	235,000
Mohamed A. El-Erian	95,000	150,000	245,000
Karen W. Katz	95,000	150,000	245,000
A.B. Krongard	170,000	150,000	320,000
William R. McDermott (4)	85,151	150,000	235,151
Eric T. Olson	88,201	150,000	238,201
Harvey L. Sanders	92,500	150,000	242,500

(1)

Non-management directors may elect to defer cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units of Class C Stock received for those directors who made this election.

Name	2019 Cash Deferred ($)	Deferred Stock Units (#)
George W. Bodenheimer	75,000	3,860
Douglas E. Coltharp	90,000	4,633
Jerri L. DeVard	75,000	3,860
Mohamed A. El-Erian	75,000	3,860
Karen K. Katz	75,000	3,860
A.B. Krongard	170,000	8,750
William R. McDermott (4)	78,750	4,134
Eric T. Olson	75,000	3,860
Harvey L. Sanders	92,500	4,761

(2)

The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the Class C Stock awards granted in 2019. Each non-management director, with the exception of Dr. El-Erian and Ms. DeVard, held restricted stock units for 7,649 shares of Class C Stock as of December 31, 2019. As of December 31, 2019, Dr. El-Erian held restricted stock units for 11,096 shares of Class C Stock, which includes restricted stock units awarded when he was appointed to the Board in October 2018. Ms. DeVard held restricted stock units for 9,519 shares of Class C Stock, which includes restricted stock units awarded when she was elected to the Board in May 2017.

(3)

We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

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(4)

As previously disclosed, Mr. McDermott resigned from our Board effective January 1, 2020, at which point the stock awards granted to him in 2019 were forfeited.  The shares underlying Mr. McDermott’s deferred stock units will be delivered to him six months after his departure from our Board, in accordance with their terms.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2019 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary

In 2019, Under Armour continued its focus on leveraging and optimizing the significant operational and strategic transformation efforts undertaken by the company in 2017 and 2018, while returning to modest growth in sales.  These efforts resulted in improved profitability in 2019, with operating income reaching $237 million as compared to an operating loss of $25 million in 2018 (or 2018 restructuring adjusted operating income of $179 million).  See “Appendix B: Reconciliation of Non-GAAP Financial Measures.”  However, our net revenue for 2019 did not grow in line with our expectations at the start of the year, growing at 1% for the year (below our expectations of 3-4% growth). While we did not achieve our net revenue growth targets, we believe the efforts over the past three years have strengthened our ability to deliver more consistently for our customers and consumers, while ensuring sustainable, long-term return for stockholders and profitability.

Our executive compensation programs in 2019 were designed to require our executives to deliver results consistent with our annual operating plan and in-line with our external financial guidance, with a continued focus on improving efficiency and driving profitability, and advancing our long-term efforts to continue to grow our brand. Our 2019 annual cash incentive awards emphasized adjusted operating income growth, and our long-term equity incentive awards were designed to require both net revenue and adjusted operating income growth consistent with our long-term financial plan.  Our ability to drive adjusted operating income results in-line with our expectations throughout the year resulted in the successful achievement of the targets set forth in our 2019 annual cash incentive awards, with annual cash incentive awards being earned close to the target level.  While the performance period for our 2019 performance based equity awards is ongoing, based primarily on our net revenue results for 2019 and our initial operating plan for 2020, at the end of 2019 these awards were expected to be earned below the target level based on the current performance targets.

The determination of 2019 annual cash incentive award amounts and the payment thereof was made prior to the global impact of COVID-19 becoming apparent.  While the impact of COVID-19 on our business is still evolving, the Compensation Committee will consider the business and financial impact to our company, shareholders and employees, in evaluating 2020 compensation decisions.

Management Changes

In October 2019, we announced that effective January 1, 2020, Kevin Plank would assume the role of Executive Chairman and Brand Chief and Patrik Frisk would assume the role of Chief Executive Officer and President.  This Compensation Discussion and Analysis section provides an overview of our executive compensation throughout 2019, at which time Mr. Plank served as Chairman of the Board and Chief Executive Officer, and Mr. Frisk served as President and Chief Operating Officer.  In addition, in February 2020, we announced that Mr. Browne (one of our named executive officers) had assumed the role of Chief Operating Officer of the company (formerly Chief Supply Chain Officer).  Other than with respect to the disclosures below under “—2020 Compensation Changes,” the section addresses our executive compensation practices through the end of 2019, without giving effect to any of these changes.

Executive Compensation Equity Program Changes for Fiscal 2019

Our executive compensation equity program provides for an executive’s target long-term incentive award to be delivered half in the form of time based equity awards and half in the form of performance based equity awards. Prior to 2018, we maintained a long-standing practice of designing performance based equity awards with a two-year performance period with threshold, target and stretch levels of performance.  In 2018, following a significant strategic realignment and the efforts undertaken to transform the company’s operations, we utilized a one-year performance period with a single performance target.

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In 2019, management recommended and our Compensation Committee approved returning to a two-year performance period with multiple levels of performance, and including both net revenue and adjusted operating income as the performance metrics.  This design returned our performance based equity awards to the design utilized by the company in prior years.  Key changes implemented in 2019 as compared to 2018 include the following:

What We Changed for Performance Equity:	Why We Changed It:

Re-established a two-year performance period (as compared to one-year in 2018)

Returns to the company’s past practice of establishing a two-year performance period, emphasizing the long-term nature of the awards, while promoting retention, maintaining alignment with stockholders and continuing to require strong financial performance

Re-established threshold, target and stretch levels of achievement (as compared to only target level in 2018)	Provides differentiation to levels of long-term achievement, including potential upside, providing increased incentives to drive profitable growth

Re-established dual metrics of net revenue and adjusted operating income (as compared to only adjusted operating income in 2018)	Re-emphasizes the importance of overall growth in our business, with a continued emphasis on profitability

Re-established vesting occurring in three annual tranches if performance target is met (rather than four-annual tranches used in 2018)	Maintains executive alignment with stockholder interests over a four year period, consistent with past practices considering the reinstated two-year performance period

2019 Performance and Compensation Highlights

For 2019, substantially all of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers was tied to the performance of our company, primarily through:

•	our annual cash incentive plan with awards earned based primarily on our financial performance in 2019;
•	our annual performance based equity awards for 2019 with vesting tied to our financial performance in 2019 and 2020; and
•

with respect to Mr. Plank, both his annual performance based equity award and his time based equity award for 2019 being in the form of stock options, where he will only realize value if our stock price increases relative to the price on the grant date.

Our adjusted operating income reached $239 million ($237 million on a GAAP basis), slightly below the target level set forth under our 2019 annual cash incentive plan. The performance targets for the performance based equity awards granted in 2019 were based on net revenue and adjusted operating income targets consistent with our long-term financial plan.  As discussed in more detail below, given our results in 2019 and our initial annual operating plan for 2020, at the end of 2019 we expected these awards to vest below the target level of performance.  See “—Components of Our 2019 Compensation Program—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2019.”

Adjusted operating income amounts presented in this Proxy Statement generally refer to our GAAP operating income, adjusted for certain specified items considered when determining executive compensation. For purposes of determining executive compensation our annual cash incentive plan and 2019 performance based equity awards specified certain adjustments that should be considered when evaluating performance against the targets, which would have the effect of further increasing adjusted operating income. These adjustments included items such as the impact of certain goodwill impairment charges, the impact of restructuring and other related charges, litigation related expense, foreign exchange losses and charges related to the write-down of our accounts receivable asset due to customer bankruptcies. For a reconciliation of adjusted operating income as set forth in this Proxy Statement to the nearest GAAP measure, see “Appendix B: Reconciliation of Non-GAAP Financial Measures.”

Advisory Vote to Approve Executive Compensation

At our 2019 Annual Meeting of Stockholders we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board review the

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voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders approved our “say on pay” proposal at our 2019 Annual Meeting of Stockholders, with approximately 84% of the votes cast voting to approve our executive compensation, as compared to more than 95% in the prior year. As discussed above, certain elements of our executive compensation program in 2018 (particularly the design of our performance based equity awards) were designed to address ongoing disruption in our industry and the significant strategic realignment being undertaken by the company.  As discussed above, the performance based equity awards approved by the Compensation Committee in 2019 returned the executive compensation program to be consistent with its practices prior to 2018.  In connection with this, the Compensation Committee reviewed and considered the voting results, which were lower than results from the prior year. The Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2020 Annual Meeting of Stockholders, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

Executive Compensation Features

We believe our executive compensation programs incorporate best practices that seek to drive business performance and align our executives with stockholder interests:

What We Do	What We Don’t Do

✓Pay for Performance by tying the majority of executive compensation to pre-established, quantifiable performance goals

✓Double trigger provisions for all equity awards

✓Balance of short and long-term performance metrics

✓“Clawback” provisions in our annual cash incentive plan and long-term incentive plan

✓Stock ownership guidelines for executive officers

✓Hold annual stockholder “say on pay” vote

×No employment contracts (unless required by local law)

×No pension or supplemental retirement plan

×No guaranteed salary increases for executive officers

×No 2019 contributions to deferred compensation plan for any executive officer

×No inclusion of long-term incentive awards in severance benefit calculations

×No hedging of Under Armour shares permitted (with no director or officer having any shares pledged as security in 2019)

×No recycling back into our equity plan of shares used for taxes or option exercises

×No excessive benefits or perquisites

Objectives and Elements of our Compensation Program

The overall objectives of our compensation program for our executive officers are to:

•	Provide competitive pay to attract and retain highly qualified executives committed to our brand and our mission,
•	Reward performance and motivate our executives to build and grow our business profitably,
•	Align the interests of our executives with the interests of our stockholders, and
•	Be competitive with our peer companies.

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During 2019, the key elements of our executive compensation program that are designed to help achieve these objectives are as follows:

	Compensation Element	Purpose	Key Characteristics

FIXED	Base Salary	Compensate fairly and competitively to help us attract and retain highly qualified executives	Determined primarily by level of responsibility, while also considering competitive market data

AT RISK	Annual Cash Incentive Plan	Reward executives for annual company, business unit and individual performance	Annual company financial performance criteria based primarily on our adjusted operating income results

	Equity Awards	Directly link the interests of executives with stockholders and the creation of long-term stockholder value, promote retention and reward strong financial performance

Reflects a combination of time based and performance based restricted stock units

Time based awards vest over four years

Performance based awards vest only upon achievement of combined two-year net revenue and adjusted operating income targets – if achieved, these awards vest in three equal annual installments

For our CEO, all awards in the form of stock options, resulting in realized value only if our stock price increases

We offer minimal benefits and perquisites to our executives and do not offer pension or other retirement plans, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however, we did not make any company contributions to this plan in 2019 for any executive officers.

Compensation Decision-Making Process

Compensation Committee review process

In early 2019, the Compensation Committee engaged the services of Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. The committee obtained from WTW competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and published industry survey data from WTW’s General Industry Executive Compensation and Retail/Wholesale Executive Compensation, among other surveys. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group:

2019 Peer Group
Columbia Sportswear Company	lululemon athletica inc.	Skechers U.S.A., Inc.
Capri Holdings Limited (formerly Michael Kors)	Nike, Inc.	Tapestry, Inc.
Hanesbrand Inc.	PVH Corp.	V.F. Corporation
L. Brands Inc.	Ralph Lauren Corporation	Wolverine World Wide, Inc.

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program. The committee determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company, market competitiveness, and company, business unit and individual performance.

In early 2020, in conjunction with the review of performance against the 2019 annual cash incentive plan targets and 2020 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included summary compensation

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information for 2017 through 2019, including base salary, annual cash incentive awards and equity awards, and the value of unvested equity awards vesting in 2020 and future years.

The Compensation Committee reviewed similar tally sheet data in early 2019 in conjunction with the approval of 2019 salaries and annual equity awards for executive officers.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the business unit(s) for which the executive officer has responsibility and contributions made to the overall success of our business. Certain executives, including our Chief People and Culture Officer, our Vice President of Total Rewards, our President and Chief Operating Officer, our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the equity awards with vesting tied to our company’s performance. These executives also attend meetings of the Compensation Committee from time to time. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without the executive officers present.

Components of Our 2019 Compensation Program

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility and competitive market data.

The following table summarizes the base salaries for our named executive officers approved by the Compensation Committee for 2019:

Named Executive	Title	2019 Base Salary
Kevin Plank	Chairman of the Board and Chief Executive Officer	$ 26,000
David Bergman	Chief Financial Officer	$ 650,000
Colin Browne	Chief Supply Chain Officer	$ 580,294
Patrik Frisk	President and Chief Operating Officer	$1,000,000
Tchernavia Rocker	Chief People and Culture Officer	$ 585,000

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual equity awards as discussed below. With respect to Mr. Bergman, in February 2019 the Compensation Committee approved increasing his base salary from $600,000 to $650,000. Before approving this increase, the Committee considered competitive market data on compensation for chief financial officers from WTW’s survey and proxy data.

Annual Cash Incentive Award

Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. In February 2019, we announced our financial expectations for fiscal year 2019 based on our annual operating plan, noting that we expected approximately three to four percent net revenue growth over 2018, and operating income in the range of $210 to $230 million.  The Compensation Committee considered these expectations when establishing targets under the annual cash incentive plan, emphasizing the importance of leveraging the significant operational efforts of the company in recent years to drive improved profitability in 2019.

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Below is a summary of the adjusted operating income targets considered in our annual cash incentive plan for 2019:

2019 Annual Cash Incentive Plan Performance Measure

	Threshold	Target	Stretch

Adjusted Operating Income Target*	$200 million	$245 million	$275 million

*  The adjusted operating income targets above must include the funding for the incentive award amounts. As a result, in order to fund higher incentive award amounts above the threshold level, the company must have achieved adjusted operating income levels even higher than those shown above. Our actual 2019 GAAP reported operating income for 2019 was approximately $237 million.

Our annual cash incentive plan for executives for 2019 was based primarily on the adjusted operating income targets described above. For executives in charge of certain business units, generally 25% of their incentive award was tied to the performance of their respective business units based primarily on the performance of the business units against specified key performance indicators (“KPIs”) and critical strategic objectives. These measures, when combined with the other business units, align with our financial plans, including the consolidated measures discussed above, as well as critical business initiatives of the company. For Mr. Plank and Mr. Frisk, however, 100% of their incentive award was tied to overall company performance because of their oversight of all or a significant portion of our company’s business units.

While the annual cash incentive award amounts are primarily determined based on the company and business unit financial performance measures discussed above, the Compensation Committee also considers the overall performance of our executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour.

Beginning in 2019, the Compensation Committee also began considering the performance of each executive against diversity and inclusion action plans established for each leader (focused on efforts to hire and retain diverse talent) when determining the annual cash incentive award amounts.

Incentive Award Levels and 2019 Results

For 2019, the Compensation Committee set the following award target levels under our annual cash incentive plan for our named executive officers based on achievement of our adjusted operating income targets:

	Threshold	Target	Stretch
(Pays at 200% of Target)

Chief Executive Officer	$1,000,000	$2.0 million	$4.0 million

President and Chief Operating Officer	50% of annual salary	100% of annual salary	200% of annual salary

Other Named Executive Officers	37.5% of annual salary	75% of annual salary	150% of annual salary

Between the threshold amount and the target amount of adjusted operating income, and the target amount and stretch amount of adjusted operating income, the company utilizes a sliding scale to determine the payout based on the amount of funding generated by the incremental adjusted operating income dollars.

The annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

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2019 Annual Cash Incentive Awards

Below is a summary of the adjusted operating income targets considered in our annual cash incentive plan for 2019, as compared to our actual results for 2019:

2019 Annual Cash Incentive Plan Performance Measure				2019 Results

	Threshold	Target	Stretch

Adjusted Operating Income*	$200 million	$245 million	$270 million	$239 million

*  Adjusted operating income for 2019 represents a non-GAAP financial measure. Our actual 2019 GAAP reported operating income for 2019 was approximately $237 million. See “Appendix B: Reconciliation of Non-GAAP Financial Measures.”

When determining the adjusted operating income targets for 2019, management and the Compensation Committee believed that the targets were set at levels that required us to achieve our annual operating plan and drive increased profitability throughout the organization, leveraging the significant restructuring efforts undertaken by the company in recent years.

For 2019, we achieved $239 million of adjusted operating income. Based on these results, our executives were generally eligible for an annual incentive award amount slightly below the target level. For Messrs. Bergman and Browne and Ms. Rocker, the committee also considered the performance of their respective business units, primarily considering the financial performance of the particular business unit and the success of the business unit in executing against KPIs for their business unit and critical strategic objectives. For Mr. Plank and Mr. Frisk, the committee did not consider business unit performance given their oversight of all or a significant portion of our company’s business units. Based on these considerations, the named executive officers were eligible to receive 2019 annual cash incentive awards at amounts that approximated the target level, subject to adjustments based on individual performance and efforts in executing against individual diversity and inclusion initiatives at the company.  Mr. Plank’s and Mr. Frisk’s award amounts were not adjusted for these criteria, and were earned at 96% of target.  The award amounts for our other named executive officers were not materially adjusted based on this criteria, other than management’s recommendation and the Compensation Committee’s approval of an upward adjustment of Ms. Rocker’s award amount based on her significant leadership efforts across the organization, including executing against our company’s culture action plan and advancing diversity and inclusion efforts.

For the annual cash incentive amounts paid to the named executive officers, see the “2019 Summary Compensation Table” below.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The Compensation Committee approves equity awards under our Third Amended and Restated 2005 Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour. While the Compensation Committee has the discretion under the terms of the plan to issue awards for shares of our Class A Stock, in recent years the Compensation Committee has utilized only our Class C Stock for equity compensation.

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Annual Equity Awards for 2019

As discussed above under “—Executive Summary—Executive Compensation Equity Program Changes for Fiscal 2019,” management recommended and the Compensation Committee approved certain changes to our annual equity award program with respect to our performance based equity awards. The following provides a summary of the 2019 annual equity award program for our named executive officers:

50% Time Based Awards

Represents 50% of the total grant date fair value of annual equity awards granted to each named executive officer

Vests in four-equal annual installments beginning in February 2020, subject to continued employment

Promotes long-term retention of executives and alignment with stockholder interests

50% Performance Based Awards

Represents 50% of the total grant date fair value of annual equity awards granted to each named executive officer

Vesting is tied to achievement of combined net revenue and adjusted operating income targets for 2019 and 2020, with payouts ranging from 25%-200% based on the performance level achieved

If performance metrics are achieved, awards vest in three-equal annual installments beginning in February 2021, subject to continued employment

Emphasizes and incentivizes financial performance by providing upside potential for stronger growth and profitability

Further promotes long-term retention of executives and alignment with stockholder interests

Up to Additional 50% of “Stretch” Value

With respect to Mr. Plank’s annual equity award, Mr. Plank recommended and the Compensation Committee approved performance based and time based stock option awards to Mr. Plank. Other executive officers and members of management received annual equity awards in the form of performance based and time based restricted stock unit awards. The committee determined that for Mr. Plank it would further incentivize him to drive long-term stockholder value if he were awarded stock options, as the options would only have value to the extent our stock price increased over the price on the grant date.

The employees receiving these equity awards were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of equity awards to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee was generally tiered based on the employee’s level within the company and competitive market practices, and for executive officers the Compensation Committee considered the mix of equity awards as part of the total compensation for executives.

While the performance period for these awards is ongoing, based primarily on our net revenue results for 2019 and our initial operating plan for 2020, at the end of 2019 these awards were expected to be earned below the target level based on the current performance targets.  Our performance in 2020 will ultimately determine what portion, if any, of these awards are ultimately earned.

 Time Based Equity Awards

From time to time management recommends and the Compensation Committee approves other time based restricted stock unit awards to certain of our executive officers, typically in connection with the officer joining our company or to ensure that the officer’s financial interests are sufficiently aligned with the interests of our stockholders. In determining the amount of these awards, management and the committee considered primarily the executive’s position and level of responsibility within our company, as well as the retention and long-term incentive value of the award. Mr. Browne was granted an additional time based restricted stock unit award in early 2019. In approving this award, the committee considered Mr. Browne’s critical role in advancing the company’s supply chain efficiency initiatives, as well as the value of his outstanding unvested equity awards.  Ms. Rocker was also granted an additional time based restricted stock unit award in early 2019 upon her joining the company. These equity awards are included in the “Grants of Plan-Based Awards for 2019” table below.

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2020 Compensation Changes

As discussed above, in late 2019 and early 2020 we announced certain management changes impacting our named executive officers, specifically to the roles of Messrs. Plank, Frisk and Browne.  See “—Executive Summary—Management Changes.”  While these changes did not impact 2019 compensation, certain adjustments were made to Mr. Frisk’s and Mr. Browne’s compensation for 2020 in connection with these changes.  Specifically, Mr. Frisk’s annual base salary has been increased from $1.0 million to $1.25 million, his target annual incentive award amount has been increased from 100% to 150% of his annual base salary, and his annual equity award for 2020 will include a $3.5 million time based restricted stock unit award and a $3.5 million target level performance based restricted stock unit award.  With respect to Mr. Browne, his annual base salary has been increased from $580,294 to $700,000.

In addition, the company historically establishes both short-term and long-term performance compensation financial targets during the first quarter of each fiscal year.  Given the ongoing uncertainty regarding the impact of coronavirus disease 2019 (COVID-19) on the global economy and our results of operations, our Compensation Committee has delayed the approval of certain elements of our 2020 compensation program, specifically the financial targets for our annual cash incentive award and the approval of the performance based portion of our annual equity awards.  The Compensation Committee currently expects to consider these elements of our compensation program during the second quarter of 2020.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2019 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 50% of their salary, with the ability for the employee to elect to pay the premiums for up to an additional 10% of their salary (for 60% in total).  The benefit is capped at a maximum benefit of $10,000 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. For our named executive officers, the supplemental policy provides additional coverage of up to $20,000 per month.  We do not provide any tax gross-up to our executive officers to cover the income taxes incurred as a result of our paying the premiums on these policies.

Other Compensation Practices

Equity Grant Practices

During 2019, equity awards were generally granted to executive officers at one of our regularly scheduled Compensation Committee meetings. Our practice is to grant stock options with an exercise price equal to the closing market price of our common stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against specified individuals from engaging in certain hedging transactions of Under Armour stock.  This policy applies to all of our employees, officers and directors, as well as their spouses, minor children, relatives and other persons who live with them, and any trusts, estates or other entities over which they exercise control or in which they have any beneficial interest.  Persons subject to the policy are prohibited from effecting short sales of our securities.  Our insider trading policy defines a short sale as a sale involving securities the seller does not own at the time of the sale or, if owned by the seller, securities that will be delivered on a delayed basis beyond the customary settlement date.  Our insider trading policy also prohibits purchases or sales of derivative securities, such as puts and calls, relating to our stock.  While our policy does not prohibit pledging our securities, no director or executive officer of the company has any shares pledged as security.

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Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In early 2019, the Compensation Committee and the Board reviewed the agreements, and decided that the agreements were reasonable and should be extended through the end of 2020.

Deductibility of Executive Compensation

Management and the Compensation Committee have, in prior years, reviewed and considered, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1 million that was paid to certain executive officers. The Tax Cuts and Jobs Act of 2017 repealed the exemption from the Section 162(m) deduction limit for performance based compensation, effective for taxable years beginning after December 31, 2017. As a result, we expect that all performance based compensation paid to our named executives will now be included when determining compensation in excess of $1 million that generally will not be deductible.

The Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC.

Harvey L. Sanders, Chairman

George W. Bodenheimer

Jerri L. DeVard

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2019 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer, and the other three most highly compensated executive officers in 2019. In October 2019 and February 2020 respectively, we announced certain organizational changes, appointing Patrik Frisk as Chief Executive Officer, President and Board Member and Kevin Plank as Executive Chairman and Brand Chief effective January 1, 2020 and appointing Colin Browne as Chief Operating Officer effective February 17, 2020. As noted above, Messrs. Frisk, Plank and Browne’s titles throughout this “Executive Compensation” section refer to their titles as of December 31, 2019. See “—Executive Summary—Management Changes” above.  In addition, please note that certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2019” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Kevin Plank (1)	2019	26,000	0	0	4,000,000	1,920,000	8,169	5,954,169
Chairman of the Board and	2018	26,000	0	0	4,000,000	2,520,000	10,629	6,556,629
Chief Executive Officer	2017	26,000	0	0	4,000,000	0	8,341	4,034,341
David Bergman	2019	650,000	0	1,250,000	0	463,125	18,436	2,381,561
Chief Financial Officer	2018	552,885	0	1,500,000	0	550,000	20,936	2,623,821
	2017	425,000	75,300	1,950,000	0	0	25,114	2,475,414
Colin Browne (5)	2019	580,294		2,250,000	0	435,221	12,149	3,277,664
Chief Supply Chain Officer
Patrik Frisk (6)	2019	1,000,000	0	4,000,000	0	960,000	42,446	6,002,446
President and Chief Operating	2018	1,000,000	0	4,000,000	0	1,260,000	25,294	6,285,294
Officer	2017	461,538	100,000	15,000,000	0	0	103,824	15,665,362
Tchernavia Rocker (7)	2019	517,500	0	1,500,000	0	484,380	152,512	2,654,392
Chief People and Culture Officer

(1)

As discussed in more detail below, Mr. Plank’s total actual realized compensation was $1.95 million in 2019. Please see “CEO Actual Compensation Realized” immediately below this 2019 Summary Compensation Table.

(2)

Reflects the grant date fair value of all performance and time based restricted stock unit and stock option awards in accordance with SEC disclosure rules. Performance based awards granted in 2017 and in 2019 included threshold, target and stretch levels of performance, and the 2018 award included only one target level of performance. With respect to all of these awards, 100% of the target value of the awards are included in the table above, which were the amounts we deemed probable when these awards were first granted.

In accordance with SEC disclosure rules, we are required to present the fair values of the 2017, 2018 and 2019 performance based awards at grant date assuming achievement at the highest level or “stretch” level of performance conditions for each of these awards (equal to 200% of the target value for the 2017 and 2019 awards and 100% of the target value for the 2018 awards). The value of any time based awards are not included.

Name	2017 Performance Based Awards ($)	2018 Performance Based Awards ($)	2019 Performance Based Awards ($)
Kevin Plank	4,000,000	2,000,000	4,000,000
David Bergman	750,000	750,000	1,250,000
Colin Browne			1,250,000
Patrik Frisk	10,000,000	2,000,000	4,000,000
Tchernavia Rocker			1,250,000

The 2017 performance based award was based on a combined two-year performance period and was forfeited in full. The 2018 performance based award was based on a one-year performance period and was earned at 100%. This award then vests in four equal annual installments beginning in February 2019. The 2019 performance based award is based on a combined two-year performance period, and if earned, will vest in three equal annual installments beginning in February 2021.  However, as disclosed above, we no longer expect the 2019 performance based awards to be earned at the target level (100%).  See “—Equity Awards—Annual Equity Awards for 2019”.

(3)

Equity grants included in this table are further described above under the “Compensation Discussion and Analysis” or below in the “Grants of Plan-Based Awards for 2019” or “Outstanding Equity Awards at 2019 Fiscal Year-End” tables. We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

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(4)	All Other Compensation for 2019 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Kevin Plank	7,129	1,040	0	0
David Bergman	7,236	11,200	0	0
Colin Browne	9,449	0	2,700	0
Patrik Frisk	2,759	11,200	15,140	13,346
Tchernavia Rocker	3,835	11,200	72,573	64,905

(a)

The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides up to $20,000 per month in disability insurance until age 67 and supplements the disability insurance offered to employees generally, which provides a maximum of $10,000 per month.

(b)

For Mr. Browne, the other compensation includes the cost of an executive health exam. For Mr. Frisk, the other compensation includes the costs of legal services provided to him and his family to obtain their U.S. citizenship and for tax services.  For Ms. Rocker, the other compensation includes costs for relocation and the cost of an executive health exam.

(c)	For Mr. Frisk and Ms. Rocker, tax reimbursements include a gross-up amount to cover taxes on the items identified in note (b) above.
(5)

Since Mr. Browne first became a named executive officer in 2019, we are only required to provide his 2019 compensation. As described above under “Compensation Discussion and Analysis—Equity Awards—Time Based Equity Awards,” in 2019 Mr. Browne was granted an equity award with time based vesting with a grant date fair value of $1.0 million (in addition to his annual time based award and the performance based award described in Note (2) to the table) vesting in four equal annual installments.

(6)

Mr. Frisk joined our company in July 2017. His annual base salary for 2017 was set at $1.0 million, and in 2017 he was granted an equity award with time based vesting with a grant date fair value equal to $10.0 million (in addition to the performance based awards described in Note (2) to the table) vesting in five equal annual installments.

(7)

Ms. Rocker joined our company in February 2019. Her annual base salary for 2019 was set at $585,000 and she was granted an equity award with time based vesting with a grant date fair value equal to $250,000 (in addition to the performance based awards described in Note (2) to the table) vesting in two equal annual installments.

CEO Actual Compensation Realized

The supplemental table below sets forth the 2019, 2018 and 2017 compensation for Mr. Plank, our CEO, and is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” reports the actual value realized during the year on equity compensation, including the vesting of restricted stock units granted in prior years and the exercises of stock options granted in prior years (none were exercised). This differs from “Total” compensation as set forth in the Summary Compensation Table, which as noted above presents the grant date fair value of equity awards granted in that year. We believe this supplemental table more accurately reflects the significant impact the company’s performance has had on Mr. Plank’s compensation in past periods as compared to the Summary Compensation Table presented above. We further believe this table provides important context to our stockholders regarding the total value delivered to Mr. Plank each year.

Year	Salary ($)	Bonus ($)	Vesting of Stock Awards ($)(1)	Exercise Of Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Actual Compensation Realized ($)
2019	26,000	0	0	0	1,920,000	8,169	1,954,169
2018	26,000	0	844,984	0	2,520,000	10,629	3,401,613
2017	26,000	0	2,165,076	0	0	8,341	2,199,417

(1)

Amounts based on the closing price of our common stock on the date of vesting. Mr. Plank’s 2017 stock award value includes the vesting in February 2017 of performance based restricted stock units granted in 2013 and 2014 and the 2018 stock award value includes the vesting of performance based restricted stock units granted in 2014.  In 2019, Mr. Plank did not have a vesting of stock awards or exercise any options. Since February 2015, Mr. Plank’s equity compensation has been in the form of stock options, none of which he has exercised.

(2)	As of December 31, 2019, Mr. Plank owned 489,143 vested but unexercised stock options.

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Grants of Plan-Based Awards for 2019

The following table contains information concerning: (1) possible payments to the named executive officers under our 2019 annual cash incentive plan approved by the Compensation Committee in 2019; and (2) estimated equity award payouts to the named executive officers in 2019 under our Third Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “2005 Plan”). All equity awards included in the table below were for shares of our Class C common stock.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Kevin Plank		1,000,000	2,000,000	4,000,000
Chairman of the Board	02/19/19				229,886			19.39	2,000,000
and Chief Executive Officer	02/19/19						229,886	19.39	2,000,000
David Bergman		243,750	487,500	975,000
Chief Financial Officer	02/19/19				32,234				625,000
	02/19/19					32,234			625,000
Colin Browne		217,610	435,221	870,442
Chief Supply Chain Officer	02/19/19				32,234				625,000
	02/19/19					32,234			625,000
	02/19/19					51,573			1,000,000
Patrik Frisk		500,000	1,000,000	2,000,000
President	02/19/19				103,146				2,000,000
and Chief Operating Officer	02/19/19					103,146			2,000,000
Tchernavia Rocker		201,825	403,650	807,300
Chief People	02/19/19				32,234				625,000
and Culture Officer	02/19/19					32,234			625,000
	02/19/19					12,894			250,000

(1)

As more fully described in the “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2019 pursuant to our annual cash incentive plan based primarily on corporate performance. The threshold, target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. For 2019, we achieved slightly below the target amount. The target incentive award for Mr. Plank was $2.0 million; the target incentive award for Mr. Frisk was 100% of his base salary; and for the other named executives, the target incentive award was 75% of their base salaries. The threshold and stretch awards were approximately 50% and 200% of the target award amount, respectively.

(2)

These performance based restricted stock unit and stock option awards vest based on our company achieving certain combined net revenue and adjusted operating income targets for 2019 and 2020. The number of potential shares eligible to vest ranged from 25% of the target amount to 200% of the target amount depending on performance. Upon achievement of the performance requirements and subject to continued employment, the award amount earned vests in three equal annual installments beginning in February 2021. If the threshold level is not achieved, the awards will be forfeited. All of the shares and options vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock or stock options. With respect to the number of shares reflected in the table, Mr. Plank was granted performance based stock options and the other named executive officers were granted performance based restricted stock unit awards.  As discussed above under “—Equity Awards—Annual Equity Awards for 2019”, we currently expect these awards to vest below the target level.

(3)

As described above in the “—Equity Awards—Annual Equity Awards for 2019,” the time based restricted stock unit awards represent 50% of the annual 2019 equity awards granted to each named executive officer. All of the annual awards vest in four equal annual installments beginning in February 2020. Mr. Browne and Ms. Rocker were also granted an additional time based restricted stock unit award, with Mr. Browne’s vesting in four equal annual installments beginning in February 2020, and Ms. Rocker’s vesting in two equal annual installments beginning in February 2020.  All time based restricted stock unit awards are subject to continued employment, and all of the awards vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on restricted stock units.

(4)

As described above in the “—Equity Awards—Annual Equity Awards for 2019,” Mr. Plank also received a time based stock option award, which represented 50% of the annual 2019 equity awards granted to him. This award vests and becomes exercisable in four equal annual installments beginning in February 2020, subject to continued employment, and all of the options vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on stock options.

(5)

See Note (2) to the “2019 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units and performance based stock options granted in 2019.

Employment Agreement

We have no employment agreements with any of our named executive officers.

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Outstanding Equity Awards at 2019 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of December 31, 2019. All awards represent shares of our Class C stock, except as otherwise noted.

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)(1)(2)	Number of securities underlying unexercised options unexercisable (#)(2)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)(3)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(5)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Kevin Plank	2/17/2015	110,621	0	0	36.71	2/16/2025
	2/17/2015	111,404	0	0	35.94	2/16/2025
	2/10/2017	122,400	122,399	0	19.04	2/9/2027
	2/20/2018	144,718	434,154	0	15.41	2/19/2028
	2/19/2019	0	229,886	57,472	19.39	2/18/2029
David Bergman	8/2/2016						8,723	167,307
	2/10/2017						9,848	188,885
	2/14/2017						30,912	592,892
	2/20/2018						36,503	700,128
	2/20/2018						36,503	700,128
	2/19/2019						32,234	618,248	8,059	154,562
Colin Browne	11/1/2016						19,601	375,947
	2/10/2017						9,848	188,885
	2/14/2017						20,608	395,261
	2/20/2018						36,503	700,128
	2/20/2018						36,503	700,128
	2/19/2019						32,234	618,248	8,059	154,562
	2/19/2019						51,573	989,170
Patrik Frisk	7/10/2017						313,644	6,015,692
	2/20/2018						97,340	1,866,981
	2/20/2018						97,340	1,866,981
	2/19/2019						103,146	1,978,340	25,787	494,585
Tchernavia Rocker	2/19/2019						32,234	618,248
	2/19/2019						12,894	247,307	8,059	154,562

(1)

The stock options granted on February 17, 2015 with the exercise price of $36.71 represent shares of our Class A Stock.  Equity awards granted prior to April 2016 were for shares of our Class A stock. In April 2016, in connection with our recapitalization we paid a dividend to stockholders of record of one share of our Class C Stock for each share of Class A Stock and Class B Stock outstanding (the “Class C Dividend”) and any equity awards granted thereafter were for shares of our Class C Stock. In accordance with the terms of the 2005 Plan, awards outstanding under the 2005 Plan for shares of our Class A Stock in April 2016 were adjusted on a one-for-one basis to provide for the issuance of an equal number of our Class C Stock. Following this adjustment, in June 2016 we paid a dividend to holders of our Class C Stock in the form of additional shares of Class C Stock (the “Adjustment Payment Dividend”). Pursuant to the 2005 Plan, awards outstanding under the 2005 Plan for shares of our Class C Stock were adjusted in accordance with the distribution ratio for the dividend. Accordingly, the equity awards granted February 17, 2015 in the table above reflect these adjustments.

(2)

Awards in this column include both time based stock options and performance based stock options for which the performance conditions have been satisfied. The stock option award granted in 2017 becomes exercisable in two remaining installments in 2020 and 2021.  The stock option award granted in 2018 becomes exercisable in three remaining installments in 2020, 2021 and 2022. The stock option awards granted in 2019 become exercisable in four equal annual installments in 2020, 2021, 2022 and 2023. All of the unexercisable options are subject to continued employment and become exercisable sooner upon death or disability or, in certain circumstances, following a change in control of Under Armour.

(3)

Awards in this column include performance based stock options for which the performance conditions were not yet satisfied as of December 31, 2019. See Note (2) to the “2019 Summary Compensation Table” above for the performance based vesting terms of these options granted in 2019. The number of options shown in this column as being granted on February 19, 2019 reflect the threshold number of options that could vest under these performance based awards.

(4)

Awards in this column include both time based restricted stock units and performance based restricted stock units for which the performance conditions have been satisfied. Set forth below is a schedule of the vesting related to each grant date for the restricted stock units identified in this column. Vesting is subject to continued

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employment. All of the restricted stock units in this column vest sooner upon death or disability or, in certain circumstances, following a change in control of Under Armour.

Grant Date	Vesting Schedule
8/2/2016	These time based restricted stock units vest in two remaining equal annual installments beginning August 2020.
11/1/2016	These time based restricted stock units vest in one remaining equal annual installment November 2020.
7/10/2017	These time based restricted stock units vest in three remaining equal annual installments beginning in August 2020.
2/10/2017	These time based restricted stock units vest in two remaining equal annual installments beginning in February 2020.
2/14/2017	These time based restricted stock units vest in two remaining equal annual installments beginning in February 2020.
2/20/2018	These time based restricted stock units and performance based restricted stock units (which were earned in full) vest in three remaining equal annual installments beginning in February 2020.
2/19/2019	These time based restricted stock units vest in four equal annual installments beginning in February 2020.
(5)	Based on $19.18 per share (the closing price of our Class C Stock on December 31, 2019).
(6)

Awards in this column include performance based restricted stock units for which the performance conditions have not yet been satisfied as of December 31, 2019. The number of restricted stock units shown for 2019 are the threshold number of shares that could vest under the award (25% of target).  As discussed above under “—Equity Awards—Annual Equity Awards for 2019”, we currently expect these awards to vest below the target level.

Option Exercises and Stock Vested in 2019

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock units for each named executive officer during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin Plank	0	0	0	0
David Bergman	0	0	51,830	1,015,709
Colin Browne	0	0	59,162	1,087,512
Patrik Frisk	0	0	169,440	3,056,698
Tchernavia Rocker	0	0	0	0

(1)	Value realized is calculated by multiplying the number of shares vested by the closing price our stock on the date of vesting.

Nonqualified Deferred Compensation for 2019

This table below sets forth information concerning our deferred compensation plan for each named executive officer during 2019.

Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2019 ($)
Kevin Plank	0	0	421,006	0	2,134,903
David Bergman	0	0	0	0	0
Colin Browne	0	0	0	0	0
Patrik Frisk	0	0	0	0	0
Tchernavia Rocker	0	0	0	0	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 5% to 75% of their annual base salary and 5% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2019 incentive award that might be payable in early 2020, employees must have made an election by June 30, 2019. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

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The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under the plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date (a “re-election deferral”). Employees may elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment, or employees can elect annual installments over a period of two to ten years, with the ability to execute a re-election deferral. If an employee dies, we pay a distribution in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are calculated assuming the termination of employment or change in control occurred on December 31, 2019. All of our named executive officers, with the exception of Mr. Plank, are subject to a change in control severance agreement.

In February 2020, our Compensation Committee approved a new severance policy for senior management, pursuant to which eligible employees would be entitled to receive certain payments in connection with any termination without cause.  These amounts include a lump sum payment of one-year of annual base salary, a pro-rated annual cash incentive award and in certain cases the continuation of certain benefits for a one-year period.  Mr. Plank is not subject to this policy, and Mr. Frisk has previously negotiated severance provisions that remain in place and are described below. This policy was not in effect as of December 31, 2019, and therefore the table below does not include any of these amounts for our other named executive officers.

The definitions of “change in control”, “cause” and “good reason” and descriptions of the payments and benefits appear after the table. The table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2019” above.

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Name	Cash Severance ($)	Benefits ($)	Vesting of Equity Awards ($)	Total ($)
Kevin Plank
Change In Control Related
● Without Cause or Good Reason			1,653,896	1,653,896
Non-Change in Control Related
● Death			1,653,896	1,653,896
● Disability			1,653,896	1,653,896

Dave Bergman
Change In Control Related
● Without Cause or Good Reason	1,625,000	23,903	3,585,835	5,234,738
● Any Other Reason	487,500			487,500
Non-Change in Control Related
● Any Reason with Under Armour Enforcing a Non-Compete	390,000			390,000
● Death			3,585,835	3,585,835
● Disability			3,585,835	3,585,835

Colin Browne
Change In Control Related
● Without Cause or Good Reason	1,450,735	26,147	4,586,015	6,062,897
● Any Other Reason	435,221			435,221
Non-Change in Control Related
● Any Reason with Under Armour Enforcing a Non-Compete	348,176			348,176
● Death			4,586,015	4,586,015
● Disability			4,586,015	4,586,015

Patrik Frisk
Change In Control Related
● Without Cause or Good Reason	3,000,000	33,851	13,706,335	16,740,186
● Any Other Reason	1,000,000			1,000,000
Non-Change in Control Related
● Without Cause or Good Reason	2,000,000	33,851		2,033,851
● Any Other Reason with Under Armour Enforcing a Non-Compete	600,000			600,000
● Death			13,706,335	13,706,335
● Disability			13,706,335	13,706,335

Tchernavia Rocker
Change In Control Related
● Without Cause or Good Reason	1,427,400	16,479	1,483,803	2,927,682
● Any Other Reason	403,650			403,650
Non-Change in Control Related
● Any Other Reason with Under Armour Enforcing a Non-Compete	351,000			351,000
● Death			1,483,803	1,483,803
● Disability			1,483,803	1,483,803

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Mr. Plank or his immediate family members;

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•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;
•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and for the equity awards, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;
•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	material breach of our code of conduct;
•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or
•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements and for the equity awards, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;
•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;
•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;
•	a failure by any successor to Under Armour to assume the change in control severance agreement; or
•	a material breach by us of any of the terms of the change in control severance agreement.

Benefits and Payments

Upon a Change in Control

All restricted stock units and stock options require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and a termination of the award holder’s employment without Cause or resignation by the executive for Good Reason in connection with that change of control for the vesting of unvested equity awards to accelerate. For any performance based restricted stock unit or performance based stock option awards for which the performance period is not complete, the number of shares or options at the target level of performance would be accelerated.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•	accrued but unpaid salary and vacation pay (no amounts assumed based on termination date of December 31, 2019);
•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment (assumed in this case to be target bonus);

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment (assumed in this case to be target bonus); and

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•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•	accrued but unpaid salary and vacation pay (no amounts assumed based on termination date of December 31, 2019); and
•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the target bonus).

Termination of employment without cause or for good reason

Upon joining our company in July 2017, Mr. Frisk’s confidentiality, non-competition and non-solicitation agreement provided for certain payments upon the termination of his employment without cause or his resignation for good reason. In the event the company terminated his employment without cause or he resigned for good reason on December 31, 2019, pursuant to the terms of this agreement, Mr. Frisk would receive 24-months of his annual base salary, plus the continuation of medical benefits during the severance period. The definitions of “cause” and “good reason” in this agreement are materially consistent with the definition of those terms in our change in control severance agreements, as described above.

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock units, performance based restricted stock units (except as described below) and stock options vest upon the executive’s disability. For performance based awards that are still subject to performance conditions, the target amount of the award is earned and immediately vests on date of termination.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $10,000 monthly). If executives had become disabled, they would have received monthly supplemental disability insurance payments of $20,000 until age 65. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us.

Death

All restricted stock units, performance based restricted stock units (except as described below) and stock options vest upon the executive’s death. For performance based awards that are still subject to performance conditions, the target amount of the award is earned and immediately vests on date of termination.

CEO Pay Ratio

Pursuant to SEC disclosure requirements, we are presenting the ratio of the annual total compensation for fiscal year 2019 of Mr. Plank, our Chief Executive Officer, to that of the median of the annual total compensation for all of our employees.

We first identified our median employee by examining the total cash compensation paid during our 2017 fiscal year to employees who were employed by us on October 1, 2017 (excluding Mr. Plank). This included our full-time, part-time and seasonal employees, subject to certain exceptions for employees in foreign jurisdictions as described below. We believe that total cash compensation reasonably reflects the annual compensation of our employee population, given the

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limited number of our employees that receive other forms of compensation (such as equity awards). We examined our internal payroll and similar records in order to determine total cash compensation paid to our employees included in our calculations. For employees in foreign jurisdictions, we converted amounts paid in foreign currencies to U.S. dollars using the exchange rates we utilized in connection with the preparation of our 2017 annual financial statements.

As of October 1, 2017, we had approximately 14,106 employees globally, with approximately 11,350 employees located in the United States and approximately 2,756 located outside the United States. The majority of our employees are comprised of retail salespersons and distribution facility employees. As previously disclosed, for purposes of determining our median employee, we excluded employees located in certain foreign jurisdictions representing approximately 4% of our total employee population, as permitted by the SEC’s disclosure rules.

Under the SEC’s rules regarding this disclosure, a company is required to identify its median employee only once every three years so long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. We have not experienced any such changes since identifying our median employee. However, the employee we identified as our median employee in 2017 did not serve as an employee in 2018 or 2019. In accordance with the SEC’s rules, in 2018 we identified another employee whose compensation is substantially similar to our original median employee based on total cash compensation.  This individual continued as an employee through 2019.

For calculating the ratio in 2019, we determined the following:

•

Part-Time U.S. Retail Employee: The total annual compensation for our estimated median employee, who worked on average less than 20 hours per week in one of our retail stores located in the United States, was $12,126.

•	Chief Executive Officer of Under Armour: The total annual compensation for Mr. Plank was $5,954,169.

Based on this information, for 2019 the ratio of the total annual compensation for Mr. Plank to our estimated median employee was approximately 491 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with the SEC’s disclosure requirements under Item 402(u) of Regulation S-K, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Please note that due to the flexibility permitted by these rules in calculating this ratio, our ratio may not be comparable to CEO pay ratios presented by other companies.

39

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(PROPOSAL 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.  For a discussion of the results of our “say on pay” proposal from our 2019 Annual Meeting of Stockholders, please see “Executive Compensation—Executive Summary—Advisory Vote to Approve Executive Compensation.”

While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

40

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A and Class C Stock. The information is provided as of December 31, 2019:

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Class A	1,647,644	14.85	11,732,941
Equity compensation plans approved by security holders	Class C	10,450,611	16.96	29,864,112
Equity compensation plans not approved by security holders	Class A	111,427	—	—
Equity compensation plans not approved by security holders	Class C	112,215	—	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 1,240,650 Class A and 9,814,414 Class C restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance as of December 31, 2019 includes 9,037,612 shares of our Class A Stock and 27,409,626 shares of our Class C Stock under our 2005 Plan and 2,695,329 shares of our Class A Stock and 2,454,486 shares of our Class C Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A and Class C Stock and other equity awards. Refer to Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2019 (our “2019 10-K”) for a description of the material features of these plans.

The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 111,427 shares of our Class A Common Stock and 112,215 shares of our Class C Common Stock issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners. These deferred stock units are not included in the weighted average exercise price calculation above.

The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a 1 to 10 year period, depending on the contract. The deferred stock units are non-forfeitable.

41

TRANSACTIONS WITH RELATED PERSONS

In accordance with SEC disclosure requirements, we have presented below transactions in which we are a party that exceeded $120,000 in 2019, and in which any of our related persons had or will have a direct or indirect material interest.

Under Armour Corporate Offices

In 2015 we entered into a lease with an entity controlled by Mr. Plank to lease industrial space located near our corporate headquarters in Baltimore, which we use as an innovation and manufacturing testing facility and for other business purposes. Given the location’s proximity to our headquarters in Baltimore City, the use of this space provided a unique opportunity for us to build a state-of-the-art facility able to accommodate our innovation needs. The lease covers 68,000 square feet and has a five-year term, with payments that began in April 2016. The annual lease rate was initially approximately $0.5 million, with the annual lease rate escalating 2.5% each year. For 2019, our total lease payments were approximately $0.6 million. Following an independent market rent appraisal, we determined that the lease payments were below fair market lease rates. We also determined that the location of the property as well as other favorable terms of the lease, such as renewal options and flexibility regarding the design of the space, provide us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations.

Aircraft

A company owned by Mr. Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when it is used by Mr. Plank or other persons for our business purposes. We pay a fixed monthly lease payment of $166,667 under the terms of the lease agreement, with total payments of $2.0 million in 2019. We determined that the lease payment rate is at the fair market value lease rate for this aircraft based on a third-party appraisal. The Audit Committee determined the lease terms were reasonable and that we would benefit by the use of the aircraft for company business.

Hotel

Entities controlled by Mr. Plank and his brother Scott Plank own a hotel located in Baltimore, Maryland. The hotel is operated by a third-party management company, and Mr. Plank and his brother are entitled to receive a certain amount of any profits generated by the hotel. We utilize this hotel from time to time for Under Armour business purposes. We have negotiated corporate rate discounts for ordinary business use of the hotel with the management company, as well as market rates for event space and food and beverage for business purposes from time to time, consistent with rates otherwise available for comparable hotels in the area. Our total payments to the hotel in 2019 were approximately $130,000.

The Audit Committee approved the terms of each of the foregoing transactions in accordance with our policy on transactions with related persons.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

42

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

43

Amendment to Charter Permitting Board of Directors to Provide Stockholders with the Right to Amend the Bylaws to the Extent Permitted in the Bylaws
(PROPOSAL 3)

Currently, each of our Charter and Bylaws specifically provide that our Board of Directors has the exclusive power to alter, amend or repeal any provision of our Bylaws and to make new Bylaws. Our Board of Directors has declared advisable, and recommends for your approval, an amendment to our Charter to remove this provision, thereby allowing both directors and stockholders to amend the Bylaws in accordance with the provisions of the Bylaws (the “Proposed Charter Amendment”).

The description of the Proposed Charter Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Charter Amendment, which is attached as Appendix A to this proxy statement and is incorporated by reference herein.

Subject to stockholder approval of the Proposed Charter Amendment, our Board has approved an amendment to our Bylaws (the “Bylaws Amendment”), which will allow for the Bylaws to be adopted, altered or repealed by either (i) our Board or (ii) the stockholders, by the affirmative vote of a majority of the votes entitled to be cast on the matter. Approval of the Bylaws Amendment does not require stockholder action. The adoption of the Bylaws Amendment is conditioned upon the approval of the Proposed Charter Amendment at the 2020 Annual Meeting, and the Bylaws Amendment will become effective upon effectiveness of the Proposed Charter Amendment.

If this proposal is approved by the stockholders, we will cause the Articles of Amendment to be promptly filed with the State Department of Assessments and Taxation in Maryland (the “SDAT”) and the Bylaws Amendment will be concurrently effective. If the Proposed Charter Amendment is not approved by the stockholders, then Articles of Amendment will not be filed with the SDAT, the Bylaws Amendment will not become effective and our Board will continue to have the exclusive power to adopt, alter or repeal any provision of the Bylaws.

Approval of Proposal 3 requires the affirmative “FOR” vote of the holders of not less than two-thirds of the voting power of the Class A Stock and Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting together as a single class.

Our Board of Directors recommends that you vote “FOR” the Amendment to our Charter that would permit our Board of Directors to provide stockholders with the right to amend our Bylaws to the extent permitted in the Bylaws.

44

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2020. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2019 and 2018 for services rendered to Under Armour were as follows:

	2019	2018
Audit Fees	$3,055,458	$2,656,275
Audit-Related Fees	7,360	54,400
Tax Fees	1,003,843	1,777,800
All Other Fees	5,040	5,040

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2019, audit-related fees consisted primarily of assistance with financial statement preparations, and for 2018, primarily assistance with preparations for compliance with updated lease accounting standards.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2019 and 2018, $600,000 and $1.5 million of the tax fees presented above, respectively, included professional services related to legal entity restructuring and international and domestic tax planning as a result of our business operating model changes.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

45

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2019 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2019 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Mohamed A. El-Erian

46

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 4)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2020. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2019 and 2018, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

47

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2019, except for the filings identified below.

One statement of changes in beneficial ownership of securities on Form 4 for Karen Katz, a member of our Board, was inadvertently not filed on a timely basis.  Ms. Katz received deferred stock units on January 2, 2020, as part of our regular quarterly deferral of director fees.  Upon discovery of the late filing, a Form 4 was filed on March 6, 2020.

In addition, Kevin Plank filed a Form 4 after the end of the fiscal year to report that, over a period from mid-2014 through late 2016, an independent investment adviser, without Mr. Plank's knowledge, acquired and disposed of fewer than 1,000 shares of our stock in a managed account.  The investment advisor sold the shares of our stock at an aggregated loss.  Mr. Plank reported the transactions, which involved 21 trades reportable on 17 Forms 4, when they came to his attention.

48

STOCKHOLDER PROPOSALS

Our Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at our 2021 Annual Meeting or for a stockholder to propose business for consideration at that meeting, written notice complying with the requirements of our Bylaws generally must be delivered to the Secretary of Under Armour, Inc., at the company’s principal executive office, not less than 120 days and no more than 150 days prior to the first anniversary of the date of mailing the notice for the preceding year’s annual meeting.  Therefore, a stockholder nomination or proposal intended to be considered at the 2021 Annual Meeting bust be received by the Secretary after                , and no later than                .  If a stockholder wishes to have their proposal considered for inclusion in the 2021 Proxy Statement, the Secretary must receive it no later than                .  However, if we delay or advance mailing notice of the 2021 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2020 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 120 days nor more than 150 days prior to the date of mailing of the notice for the 2021 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2021 Annual Meeting, if that date is later).

Stockholder proposals and director nominations to be included in our Proxy Statement must comply with our Bylaws, as well as applicable SEC rules (including SEC Rule 14a-8; see also Staff Legal Bulletin 14, which may be found at www.sec.gov).

49

  APPENDIX A

UNDER ARMOUR, INC.

ARTICLES OF AMENDMENT

Under Armour, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Section (h) of Article SEVENTH of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(h)[RESERVED]”

SECOND:  The foregoing amendment to the Charter has been declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required under the Maryland General Corporation Law (the “MGCL”) and the Charter.

THIRD:  The total number of shares of stock that the Corporation has the authority to issue is not changed by the foregoing amendment to the Charter.

FOURTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

A-1

IN WITNESS WHEREOF, Under Armour, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its ____________ and attested by its ____________, as of the ___ day of ____________, 2020.

ATTEST:	UNDER ARMOUR, INC.
__________________________________ Name: Title:	By: _______________________________ Name: Title:

A-2

APPENDIX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement refers to “adjusted operating income” and “2018 restructuring adjusted operating income,” which are considered non-GAAP financial measures, as defined by SEC Regulation G. We have provided below a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with GAAP.  We believe these non-GAAP financial measures may be useful in evaluating our financial information and comparing year-over-year performance, and we have incorporated certain of these measures into certain of our executive compensation programs. However, these measures should not be considered in isolation and should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In addition, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

For purposes of this Proxy Statement, we define adjusted operating income as our reported income from operations, operating income, adjusted to exclude the impact of certain specified items for purposes of evaluating performance against compensation targets, including the impact of certain goodwill impairment charges, the impact of restructuring and other related charges, litigation related expenses, foreign exchange losses and charges related to the write-down of our accounts receivable asset due to customer bankruptcies, collectively the “2019 Adjustments”.  The following table provides a numerical reconciliation of adjusted operating income to income from operations (in millions):

Year Ended December 31, 2019
Income from operations (GAAP)	$237
Add: 2019 Adjustments	$2
Adjusted operating income (Non-GAAP)	$239

For purposes of this Proxy Statement, we define 2018 restructuring adjusted operating income as our reported income from operations, adjusted to exclude the impact of our 2018 restructuring plan.  The following table provides a numerical reconciliation of 2018 restructuring adjusted operating income to loss from operations (in millions):

Year Ended December 31, 2018
Loss from operations (GAAP)	$(25)
Add: Impact of 2018 restructuring plan	$204
2018 restructuring adjusted operating income (Non-GAAP)	$179

B-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

To withhold authority to vote for any

individual nominee(s), mark “For All

Except” and write the number(s) of the

nominee(s) on the line below.

0 0 0

0 0 0

0 0 0

0 0 0

0 0

0000454534_1 R1.0.1.18

For Withhold For All

All All Except

The Board of Directors recommends you vote FOR

the following:

1. To elect nine directors nominated by the Board

of Directors to serve until the next Annual

Meeting of Stockholders and until their

respective successors

Nominees

01 Kevin A. Plank 02 George W. Bodenheimer 03 Douglas E. Coltharp 04 Jerri L. DeVard 05 Mohamed A. El-Erian

06 Patrik Frisk 07 Karen W. Katz 08 Eric T. Olson 09 Harvey L. Sanders

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY

1020 Hull Street

Baltimore, Maryland 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials,

you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

NY 11717.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain

2. To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the "Executive

Compensation" section of the proxy statement, including the Compensation Discussion and Analysis and tables.

3. To approve the Amendment to our Charter that would permit our Board of Directors to provide stockholders with the right to amend our Bylaws to the extent permitted in the Bylaws.

4. Ratification of appointment of independent registered public accounting firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Yes No

Please indicate if you plan to attend this meeting

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

To withhold authority to vote for any

individual nominee(s), mark “For All

Except” and write the number(s) of the

nominee(s) on the line below.

0 0 0

0 0 0

0 0 0

0 0 0

0 0

0000454535_1 R1.0.1.18

For Withhold For All

All All Except

The Board of Directors recommends you vote FOR

the following:

1. To elect nine directors nominated by the Board

of Directors to serve until the next Annual

Meeting of Stockholders and until their

respective successors

Nominees

01 Kevin A. Plank 02 George W. Bodenheimer 03 Douglas E. Coltharp 04 Jerri L. DeVard 05 Mohamed A. El-Erian

06 Patrik Frisk 07 Karen W. Katz 08 Eric T. Olson 09 Harvey L. Sanders

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY

1020 Hull Street

Baltimore, Maryland 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials,

you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

NY 11717.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain

2. To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the "Executive

Compensation" section of the proxy statement, including the Compensation Discussion and Analysis and tables.

3. To approve the Amendment to our Charter that would permit our Board of Directors to provide stockholders with the right to amend our Bylaws to the extent permitted in the Bylaws.

4. Ratification of appointment of independent registered public accounting firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Yes No

Please indicate if you plan to attend this meeting

0000454535_2 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are

available at www.proxyvote.com

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 27, 2020 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour,

Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour, Inc. to be

held on May 27, 2020, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted "FOR" all Nominees under Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side